Contact:
Michael Hsu Chief Executive Officer China Discovery Acquisition Corp. 650-521-6800

FOR IMMEDIATE RELEASE

CHINA DISCOVERY ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Shanghai, China, June 26, 2007 - China Discovery Acquisition Corp. (OTC Bulletin Board: CADQU) announced today that it has completed its initial public offering of 5,000,000 units. Each unit consists of one ordinary share and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $30,000,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 105,000 units at a price of $6.00 per unit and 1,033,334 warrants at a price of $0.60 per warrant, generating total proceeds of approximately $1,250,000. The units and warrants were purchased by Beatrice Hom, the Company’s chief operating officer, chief financial officer and director, and Francois Shih, one of the Company’s special advisors. The private units and warrants to be purchased by these individuals will be identical to the units being offered in the initial public offering (and the warrants underlying such units) except that if the Company calls the warrants for redemption, the private warrants and the warrants underlying the private units may be exercisable on a cashless basis so long as such warrants are held by these individuals or their affiliates. The purchasers of these securities have agreed that the securities will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale, $29,075,000 (or approximately $5.82 per share sold in the initial public offering) was placed in trust. Audited financial statements as of June 26, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

China Discovery Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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